Exhibit 1

MATERIAL CHANGE REPORT

FILED PURSUANT TO NATIONAL INSTRUMENT 51-102

Item 1.	Name and Address of Company:

North American Palladium Ltd. (the Company) 200 Bay Street Royal Bank Plaza, South Tower Suite 2350, P.O. Box 93 Toronto, Ontario M5J 2J2

Item 2.	Date of Material Change:

December 13, 2012

Item 3.	News Release:

A news release with respect to the material change referred to in this report was issued by the Company on December 13, 2012 through the facilities of Marketwire and filed on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Item 4.	Summary of Material Change:

The Company announced the resignation of Mr. Jeffrey Swinoga as Vice President Finance and Chief Financial Officer, effective January 4, 2013.

Item 5.	Full Description of Material Change:

On December 13, 2012, the Company announced that Mr. Jeffrey Swinoga has resigned as Vice President Finance and Chief Financial Officer, effective January 4, 2013.

Item 6.	Reliance of Section 7.1(2) of National Instrument 51-102:

Not applicable.

Item 7.	Omitted Information:

Not applicable.

Item 8.	Executive Officer:

Tess Lofsky Corporate Secretary & Counsel (416) 360-8782

Item 9.	Date of Report:

December 19, 2012

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